NEWS RELEASE

For Immediate Release
April 28, 2020

For Further Information Contact:
Charles R. Hageboeck, Chief Executive Officer and President
(304) 769-1102

City Holding Company Announces Record Quarterly Results

Charleston, West Virginia - City Holding Company (“Company” or “City”) (NASDAQ:CHCO), a $5.1 billion bank holding company headquartered in Charleston, West Virginia, today announced quarterly net income of $29.0 million and diluted earnings of $1.78 per share for the quarter ended March 31, 2020. The results for the quarter ending March 31, 2020, include $17.8 million, or $0.84 diluted per share on an after-tax basis, from the Company’s sale of 86,605 shares of Visa Inc. Class B common stock.

Highlights of the Company’s performance and results for the quarter ended March 31, 2020 include the following:

•
Return on assets and return on tangible equity of 2.29% and 20.6%, respectively. Excluding the gain from the sale of Visa shares, return on assets and return on tangible equity would have been 1.21% and 10.9%, respectively.

•
Reported net interest income increased $0.6 million (1.4%) from the quarter ended December 31, 2019, while net interest income exclusive of accretion from fair value adjustments on recent acquisitions decreased $0.1 million (0.3%) from the quarter ended December 31, 2019.

•	Reported a provision for credit losses of $8.0 million for the quarter ended March 31, 2020, primarily due to the potential economic impact of the COVID-19 pandemic.

•
Using capital created from the sale of Visa stock, City repurchased 182,000 common shares at a weighted average price of $71.31 per share as part of a one million share repurchase plan authorized by the Board of Directors in February 2019. City maintained its quarterly dividend of $0.57 per share payable on April 30, 2020 to shareholders of record on April 15, 2020. Increased our tangible equity ratio from 11.0% at December 31, 2019 to 11.4% at March 31, 2020.

•	Repaid $4.1 million of Junior Subordinated Deferrable Interest Debentures assumed by the Company in conjunction with the acquisition of Poage Bankshares, Inc. (“Poage”).

City’s CEO Charles Hageboeck stated that, “In recent weeks, we have seen our communities, country and world disrupted by the onset of a global pandemic, COVID-19, which has also resulted in an economic crisis. Although many of the markets in which City operates have had relatively low exposure to COVID-19, in order to protect our staff and customers, we began taking necessary steps to revise our operations and customer service protocols in mid-March. Operating in slightly different manners than our historic norm, our innovative staff have found many ways to continue providing exceptional customer service to our customers and communities in a timely and safe manner. As a result, we are conducting the majority of our customer service transactions at our drive-thrus and via electronic capabilities - interactive-teller machines (ITMs), automated-teller machines (ATMs), mobile banking, on-line banking, and interactive voice response systems. We temporarily closed seven of our locations that do not have drive-thru facilities.”

“When necessary, our staff have also been assisting customers with loan payment deferrals for up to six months for customers whose job or business have been impacted by stay at home actions taken by federal, state and local authorities. As of April 24, 2020 we have granted deferrals of approximately $82.2 million for mortgage borrowers and approximately $377.9 million for commercial borrowers. City is also participating in the Paycheck Protection Program loans administered by the Small Business Administration (“SBA”). Although internal deposit growth has been strong, the Company may utilize the Federal Reserve’s Paycheck Protection Program Liquidity Fund to fund these loans.”

“As a result of the COVID-19 crisis, and the associated increase in unemployment, businesses and consumers across the nation are experiencing economic challenges. Heavily impacted industries include hotels, restaurants, entertainment establishments, multi-family housing, energy, healthcare, senior housing, and unsecured credit (particularly credit cards). As of March 31, 2020, the Company had loans totaling $1.78 billion secured by residential residences (49.6% of total loans); $434.2 million secured by nonresidential commercial properties (12.0% of total loans); $340.9 million secured by multi-family housing (9.4% of total loans); and $292.1 million secured by hotel and lodging real estate (8.1% of total loans). City has very limited lending exposure to restaurants, energy, hospital, or senior housing industries. Additionally, City has no exposure to credit losses in unsecured credit cards. City’s loan portfolio is mostly in markets where City has branch distribution, and these are markets experiencing relatively less impact by COVID-19 than the nation as a whole. As of April 24, 2020, principal and interest deferrals total $222.4 million for hotel and lodging real estate and $9.8 million for restaurants. The Company will continue to closely monitor the risks associated with these portfolios and will work with our customers to minimize our losses in these and all segments of our loan portfolio.”

“Although these times are challenging, we remain committed to serving our customers and communities and, together, we will get through these tough times.”

Net Interest Income

The Company’s net interest income increased from $39.9 million during the fourth quarter of 2019 to $40.4 million during the first quarter of 2020. During the first quarter of 2020, the Company’s tax equivalent net interest income increased $0.6 million, or 1.4%, from $40.0 million for the fourth quarter of 2019 to $40.6 million for the first quarter of 2020. Lower rates paid on interest-bearing liabilities lowered interest expense by $1.1 million during the quarter ended March 31, 2020. In addition, accretion from favorable fair value adjustments on recent acquisitions increased $0.7 million from the quarter ended December 31, 2019. These increases were partially offset by lower interest income from loans ($1.0 million) due to lower yields (6 basis points). The Company’s reported net interest margin increased from 3.46% for the fourth quarter of 2019 to 3.54% for the first quarter of 2020. Excluding the favorable impact of the accretion from fair value adjustments, the net interest margin would have been 3.40% for the quarter ended March 31, 2020 and 3.38% for the quarter ended December 31, 2019.

As a result of the COVID-19 crisis, on March 15th, the Federal Reserve cut the target range for Fed Funds Rate to a range of 0-25 basis points, which had the impact of lowering interest rates on variable rate loans tied to Prime, Libor or Fed Funds as well as the decreases in deposit rates discussed above for the last 15 days in the first quarter. City’s loan portfolio has historically included a significant portion of adjustable rate residential mortgage loans made in markets where City has a presence, and significant commercial loans collateralized with real estate.

Credit Quality

The Company’s ratio of nonperforming assets to total loans and other real estate owned improved modestly from 0.45% at December 31, 2019 to 0.44% at March 31, 2020. Total nonperforming assets decreased from $16.4 million at December 31, 2019 to $16.0 million at March 31, 2020. Total past due loans decreased from $11.4 million, or 0.32% of total loans outstanding, at December 31, 2019 to $10.0 million, or 0.28% of total loans outstanding, at March 31, 2020.

The Company adopted ASU No. 2016-13, “Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” effective January 1, 2020 using the modified retrospective method for all financial assets measured at amortized cost and off-balance-sheet credit exposures. ASU No. 2016-16 replaced the incurred loss impairment methodology with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The new current expected credit losses model (“CECL”) will apply to the allowance for loan losses, available-for-sale and held-to-maturity debt securities, purchased financial assets with credit deterioration and certain off-balance sheet credit exposures. Results for reporting periods beginning after January 1, 2020 are presented under ASU No. 2016-13, while prior period amounts continue to be reported in accordance with previously applicable GAAP. As a result of adopting ASU No. 2016-13, the Company increased its allowance for credit losses (“ACL”) by $3.0 million and decreased retained earnings by $2.3 million on January 1, 2020. In addition, the adoption of ASU No. 2016-13 required the Company to “gross up” its previously purchased credit impaired loans through the allowance at January 1, 2020. As a result, the Company increased its ACL and loan balances as of January 1, 2020, by $2.7 million.

As a result of the Company’s quarterly analysis of the adequacy of the ACL, the Company recorded a provision for credit losses of $8.0 million in the first quarter of 2020, compared to a recovery of loan loss provision of $0.8 million for the comparable period in 2019 and a recovery of loan loss provision of $0.1 million for the fourth quarter of 2019. The provision for credit losses recorded in the first quarter of 2020 largely reflects the expected economic impact from the COVID-19 pandemic. The Company’s estimate of future economic conditions used in its CECL estimates is primarily dependent on expected unemployment ranges. As a result of COVID-19, expected unemployment ranges have significantly increased and resulted in an increase in the Company’s ACL of $4.1 million. Additionally, adjustments in qualitative and other factors due to COVID-19 added $3.4 million. Due to changes in the Company’s loan portfolio and loss rates, exclusive of COVID-19, the Company’s ACL increased $1.1 million. During the quarter ended March 31, 2020, the downgrade of a hotel/motel related credit (located in North Central West Virginia) due to occupancy rates continuing to decline as a result of a slowdown in the oil and gas industry resulted in an increase to the ACL of $0.25 million. Partially offsetting these increases in the ACL, were payoffs from purchase credit-impaired loans that released $0.85 million of ACL reserves.

Non-interest Income

During the quarter ended March 31, 2020, the Company sold the entirety of its Visa Inc. Class B common shares (86,605) in a cash transaction which resulted in a pre-tax gain of $17.8 million, or $0.84 diluted per share on an after-tax basis. Additionally, the Company reported $2.4 million of unrealized fair value losses on the Company’s equity securities compared to $0.1 million of unrealized fair value gains on the Company’s equity securities during the first quarter of 2019. The Company’s portfolio of equity securities consists primarily of holdings in First National Corporation (a commercial banking company headquartered in Strasburg VA) and Eagle Financial Services (a commercial banking company headquartered in Berryville, VA). Exclusive of these items, non-interest income increased from $15.8 million for the first quarter of 2019 to $17.8 million for the first quarter of 2020. This increase was largely attributable to an increase of $0.7 million, or 88.7%, in other income primarily due to fees from loan interest rate swap originations and bank owned life insurance revenues increased $0.7 million due to death benefit proceeds received in the first quarter of 2020. Additionally, service charges increased $0.4 million (5.5%) and trust and investment management fee income increased $0.2 million (9.6%). While revenues for service fees and bankcard revenues for the quarter ending March 31, 2020, were only modestly impacted by COVID-19, such revenues are likely to trend downward for the quarter ended June 30, 2020. Through mid-April 2020, the run rate for these revenues has decreased approximately 25% due to reductions in discretionary spending from our customer base likely attributable to “stay at home” requirements in most markets in which City has a presence.

Non-interest Expenses

During the quarter ended March 31, 2019, the Company incurred $0.3 million of acquisition and integration expenses associated with the acquisitions of Poage and Farmers Deposit Bancorp, Inc. Excluding this expense, non-interest expenses increased $0.3 million, or 1.0%, from $29.2 million in the first quarter of 2019 to $29.5 million in the first quarter of 2020. Salaries and employee benefits increased $0.6 million due primarily to annual salary adjustments, bankcard expense increased $0.3 million, and equipment and software related expenses increased $0.2 million. These increases were partially offset by lower FDIC insurance expense ($0.3 million), occupancy related expense ($0.2 million), and telecommunication expense ($0.2 million).

Balance Sheet Trends

Loans remained stable from December 31, 2019 to March 31, 2020 at $3.61 billion. Increases in commercial real estate loans of $11.2 million (0.8%) were mostly offset by a decrease in residential loans of $10.8 million (0.7%).

Total average depository balances increased $17.3 million, or 0.4%, from the quarter ended December 31, 2019 to the quarter ended March 31, 2020. Average noninterest-bearing demand increased $14.2 million, average time deposit balances increased $3.0 million, and average savings deposit balances increased $2.8 million. These increases were partially offset by lower interest-bearing demand deposit balances of $2.7 million. Following the reduction in the target fed funds rate in mid-March, in order to provide our wealth management clients the best possible return, City transferred approximately $135 million in cash invested on behalf of City’s wealth management customers previously held in bank deposits into a higher yielding investment vehicle not on the bank’s balance sheet.

Income Tax Expense

The Company’s effective income tax rate for the first quarter of 2020 was 20.2% compared to 21.3% for the year ended December 31, 2019, and 21.2% for the quarter ended March 31, 2019.

Capitalization and Liquidity

The Company’s loan to deposit ratio was 89.2% and the loan to asset ratio was 71.0% at March 31, 2020. The Company maintained investment securities totaling 18.9% of assets as of the same date. The Company’s deposit mix is weighted heavily toward checking and saving accounts, which fund 52.8% of assets at March 31, 2020. Time deposits fund 26.9% of assets at March 31, 2020, but very few of these deposits are in accounts that have balances of more than $250,000, reflecting the core retail orientation of the Company.

The Company is also strongly capitalized. The Company’s tangible equity ratio increased from 11.0% at December 31, 2019 to 11.4% at March 31, 2020. At March 31, 2020, City National Bank’s Leverage Ratio was 9.98%, its Common Equity Tier I ratio was 14.32%, its Tier I Capital ratio was 14.32%, and its Total Risk-Based Capital ratio was 14.82%. These regulatory capital ratios are significantly above levels required to be considered “well capitalized,” which is the highest possible regulatory designation.

On March 25, 2020, the Board of Directors of the Company approved a quarterly cash dividend of $0.57 per share payable April 30, 2020, to shareholders of record as of April 15, 2020. During the quarter ended March 31, 2020, the Company repurchased 182,000 common shares at a weighted average price of $71.31 per share as part of a one million share repurchase plan authorized by the Board of Directors in February 2019. As of March 31, 2020, the Company could repurchase approximately 557,000 additional shares under the current program.

City Holding Company is the parent company of City National Bank of West Virginia. City National Bank operates 95 branches across West Virginia, Kentucky, Virginia, and Ohio.

Forward-Looking Information

This news release contains certain forward-looking statements that are included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements express only management’s beliefs regarding future results or events and are subject to inherent uncertainty, risks, and changes in circumstances, many of which are outside of management’s control. Uncertainty, risks, changes in circumstances and other factors could cause the Company’s actual results to differ materially from those projected in the forward-looking statements. Factors that could cause actual results to differ from those discussed in such forward-looking statements include, but are not limited to those set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 under “ITEM 1A Risk Factors” and the following: (1) general economic conditions, especially in the communities and markets in which we conduct our business; (2) the uncertainties on the Company’s business, results of operations and financial condition, caused by the COVID-19 pandemic, which will depend on several factors, including the scope and duration of the pandemic, its continued influence on financial markets, the effectiveness of the Company’s work from home arrangements and staffing levels in operational facilities, the impact of market participants on which the Company relies and actions taken by governmental authorities and other third parties in response to the pandemic; (3) credit risk, including risk that negative credit quality trends may lead to a deterioration of asset quality, risk that our allowance for loan losses may not be sufficient to absorb actual losses in our loan portfolio, and risk from concentrations in our loan portfolio; (4) changes in the real estate market, including the value of collateral securing portions of our loan portfolio; (5) changes in the interest rate environment; (6) operational risk, including cybersecurity risk and risk of fraud, data processing system failures, and network breaches; (7) changes in technology and increased competition, including competition from non-bank financial institutions; (8) changes in consumer preferences, spending and borrowing habits, demand for our products and services, and customers’ performance and creditworthiness; (9) difficulty growing loan and deposit balances; (10) our ability to effectively execute our business plan, including with respect to future acquisitions; (11) changes in regulations, laws, taxes, government policies, monetary policies and accounting policies affecting bank holding companies and their subsidiaries; (12) deterioration in the financial condition of the U.S. banking system may impact the valuations of investments the Company has made in the securities of other financial institutions; (13) regulatory enforcement actions and adverse legal actions; (14) difficulty attracting and retaining key employees; (15) other economic, competitive, technological, operational, governmental, regulatory, and market factors affecting our operations.  Forward-looking statements made herein reflect management's expectations as of the date such statements are made. Such information is provided to assist stockholders and potential investors in understanding current and anticipated financial operations of the Company and is included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances that arise after the date such statements are made. Further, the Company is required to evaluate subsequent events through the filing of its March 31, 2020 Form 10-Q. The Company will continue to evaluate the impact of any subsequent events on the preliminary March 31, 2020 results and will adjust the amounts if necessary.

CITY HOLDING COMPANY AND SUBSIDIARIES
Financial Highlights
(Unaudited)

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2020	2019	2019	2019	2019

Earnings
Net Interest Income (FTE)	$40,603	$40,036	$40,729	$41,113	$40,274
Net Income available to common shareholders	29,000	22,611	22,371	22,751	21,619

Per Share Data
Earnings per share available to common shareholders:
Basic	$1.79	$1.38	$1.36	$1.38	$1.31
Diluted	1.78	1.38	1.36	1.38	1.30
Weighted average number of shares:
Basic	16,080	16,207	16,271	16,368	16,411
Diluted	16,101	16,230	16,289	16,386	16,429
Period-end number of shares	16,140	16,303	16,302	16,397	16,484
Cash dividends declared	$0.57	$0.57	$0.57	$0.53	$0.53
Book value per share (period-end)	42.45	40.36	39.85	38.84	37.57
Tangible book value per share (period-end)	35.03	32.98	32.44	31.44	30.18
Market data:
High closing price	$82.40	$82.72	$78.30	$82.56	$80.21
Low closing price	57.11	74.33	72.35	73.05	67.58
Period-end closing price	66.53	81.95	76.25	76.26	76.19
Average daily volume	69	54	62	53	54
Treasury share activity:
Treasury shares repurchased	182	—	99	107	55
Average treasury share repurchase price	$71.31	$—	$74.17	$74.81	$74.69

Key Ratios (percent)
Return on average assets	2.29%	1.80%	1.81%	1.84%	1.76%
Return on average tangible equity	20.6%	16.8%	17.0%	17.9%	17.7%
Yield on interest earning assets	4.22%	4.22%	4.42%	4.48%	4.46%
Cost of interest bearing liabilities	0.91%	1.00%	1.10%	1.09%	1.04%
Net Interest Margin	3.54%	3.46%	3.59%	3.65%	3.66%
Non-interest income as a percent of total revenue	30.6%	31.2%	29.2%	30.3%	28.3%
Efficiency Ratio	49.7%	50.0%	48.2%	50.5%	51.2%
Price/Earnings Ratio (a)	17.58	14.82	13.98	13.84	14.58

Capital (period-end)
Average Shareholders' Equity to Average Assets	13.50%	13.12%	13.12%	12.76%	12.49%
Tangible equity to tangible assets	11.38%	10.98%	10.93%	10.70%	10.37%
Consolidated City Holding Company risk based capital ratios (b):
CET I	16.02%	16.05%	15.62%	15.91%	15.55%
Tier I	16.02%	16.05%	15.74%	16.03%	15.67%
Total	16.46%	16.40%	16.14%	16.47%	16.13%
Leverage	11.10%	10.90%	10.87%	10.70%	10.62%
City National Bank risk based capital ratios (b):
CET I	14.32%	13.92%	14.00%	14.19%	13.89%
Tier I	14.32%	13.92%	14.00%	14.19%	13.89%
Total	14.82%	14.28%	14.40%	14.63%	14.36%
Leverage	9.98%	9.51%	9.72%	9.51%	9.45%

Other
Branches	95	95	95	95	97
FTE	921	918	916	935	927

Assets per FTE	$5,525	$5,467	$5,412	$5,284	$5,305
Deposits per FTE	4,400	4,440	4,399	4,312	4,361

(a) The price/earnings ratio is computed based on annualized quarterly earnings.
(b) March 31, 2020 risk-based capital ratios are estimated.

CITY HOLDING COMPANY AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited) ($ in 000s, except per share data)

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2020	2019	2019	2019	2019
Interest Income
Interest and fees on loans	$41,335	$41,615	$42,944	$43,174	$42,279
Interest on investment securities:
Taxable	5,871	5,924	6,044	5,732	5,689
Tax-exempt	707	711	722	755	779
Interest on deposits in depository institutions	304	298	271	577	186
Total Interest Income	48,217	48,548	49,981	50,238	48,933

Interest Expense
Interest on deposits	7,238	7,897	8,585	8,417	7,767
Interest on short-term borrowings	464	762	814	863	1,052
Interest on long-term debt	100	42	45	47	48
Total Interest Expense	7,802	8,701	9,444	9,327	8,867
Net Interest Income	40,415	39,847	40,537	40,911	40,066
Provision for (recovery of) credit losses	7,972	(75)	274	(600)	(849)
Net Interest Income After Provision for (Recovery of) Credit Losses	32,443	39,922	40,263	41,511	40,915

Non-Interest Income
Net gains (losses) on sale of investment securities	63	—	(40)	21	88
Unrealized (losses) gains recognized on securities still held	(2,402)	914	(214)	113	75
Service charges	7,723	8,233	8,183	7,778	7,321
Bankcard revenue	5,115	5,162	5,440	5,522	4,969
Trust and investment management fee income	1,799	2,016	1,802	1,699	1,642
Bank owned life insurance	1,676	856	762	1,132	1,016
Sale of VISA shares	17,837	—	—	—	—
Other income	1,536	861	765	1,560	814
Total Non-Interest Income	33,347	18,042	16,698	17,825	15,925

Non-Interest Expense
Salaries and employee benefits	15,851	15,918	15,210	15,767	15,243
Occupancy related expense	2,488	2,540	2,725	2,598	2,732
Equipment and software related expense	2,429	2,302	2,248	2,223	2,191
FDIC insurance expense	—	—	—	347	291
Advertising	843	694	861	920	869

Bankcard expenses	1,435	1,285	1,554	1,534	1,182
Postage, delivery, and statement mailings	616	588	659	545	624
Office supplies	394	392	382	399	386
Legal and professional fees	601	706	539	605	521
Telecommunications	511	563	569	597	726
Repossessed asset losses (gains), net of expenses	198	224	(59)	253	216
Merger related expenses	—	—	—	547	250
Other expenses	4,102	3,822	3,709	4,437	4,180
Total Non-Interest Expense	29,468	29,034	28,397	30,772	29,411
Income Before Income Taxes	36,322	28,930	28,564	28,564	27,429
Income tax expense	7,322	6,319	6,193	5,813	5,810
Net Income Available to Common Shareholders	$29,000	$22,611	$22,371	$22,751	$21,619

Distributed earnings allocated to common shareholders	$9,117	$9,209	$9,213	$8,615	$8,661
Undistributed earnings allocated to common shareholders	19,620	13,200	12,966	13,939	12,772
Net earnings allocated to common shareholders	$28,737	$22,409	$22,179	$22,554	$21,433

Average common shares outstanding	16,080	16,207	16,271	16,368	16,411
Shares for diluted earnings per share	16,101	16,230	16,289	16,386	16,429

Basic earnings per common share	$1.79	$1.38	$1.36	$1.38	$1.31
Diluted earnings per common share	$1.78	$1.38	$1.36	$1.38	$1.30

CITY HOLDING COMPANY AND SUBSIDIARIES
Consolidated Balance Sheets
($ in 000s)

	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
	March 31,	December 31,	September 30,	June 30,	March 31,
	2020	2019	2019	2019	2019
Assets
Cash and due from banks	$92,365	$88,658	$71,332	$53,373	$50,522
Interest-bearing deposits in depository institutions	18,271	51,486	44,862	115,346	93,328
Cash and cash equivalents	110,636	140,144	116,194	168,719	143,850

Investment securities available-for-sale, at fair value	934,113	810,106	798,930	796,237	755,081
Investment securities held-to-maturity, at amortized cost	—	49,036	51,211	53,362	55,326
Other securities	26,827	28,490	28,070	28,014	26,182
Total investment securities	960,940	887,632	878,211	877,613	836,589

Gross loans	3,613,050	3,616,099	3,582,571	3,519,367	3,559,322
Allowance for credit losses	(24,393)	(11,589)	(13,186)	(13,795)	(14,646)
Net loans	3,588,657	3,604,510	3,569,385	3,505,572	3,544,676

Bank owned life insurance	116,000	115,261	114,616	113,855	114,256
Premises and equipment, net	78,948	76,965	76,929	78,263	78,747
Accrued interest receivable	12,570	11,569	12,929	12,719	13,657
Net deferred tax assets	2,159	6,669	6,432	8,835	12,734
Intangible assets	119,829	120,241	120,773	121,322	121,790
Other assets	98,710	55,765	62,248	53,569	51,309
Total Assets	$5,088,449	$5,018,756	$4,957,717	$4,940,467	$4,917,608

Liabilities
Deposits:
Noninterest-bearing	$857,501	$805,087	$795,548	$798,056	$793,633
Interest-bearing:
Demand deposits	837,966	896,465	898,704	891,742	879,279
Savings deposits	989,609	1,009,771	980,539	974,847	988,182
Time deposits	1,366,977	1,364,571	1,354,787	1,366,991	1,381,913
Total deposits	4,052,053	4,075,894	4,029,578	4,031,636	4,043,007
Short-term borrowings
Federal Funds purchased	9,900	—	—	—	—
Customer repurchase agreements	224,247	211,255	202,622	207,033	194,683
Long-term debt	—	4,056	4,055	4,054	4,053
Other liabilities	117,021	69,568	71,859	60,836	56,624
Total Liabilities	4,403,221	4,360,773	4,308,114	4,303,559	4,298,367

Stockholders' Equity
Preferred stock	—	—	—	—	—
Common stock	47,619	47,619	47,619	47,619	47,619
Capital surplus	170,096	170,309	169,794	169,374	170,215
Retained earnings	556,718	539,253	525,933	512,911	498,847
Cost of common stock in treasury	(116,665)	(105,038)	(105,138)	(98,084)	(91,589)
Accumulated other comprehensive income (loss):
Unrealized gain (loss) on securities available-for-sale	33,730	12,110	17,266	10,959	20
Underfunded pension liability	(6,270)	(6,270)	(5,871)	(5,871)	(5,871)
Total Accumulated Other Comprehensive Income (Loss)	27,460	5,840	11,395	5,088	(5,851)
Total Stockholders' Equity	685,228	657,983	649,603	636,908	619,241
Total Liabilities and Stockholders' Equity	$5,088,449	$5,018,756	$4,957,717	$4,940,467	$4,917,608

Regulatory Capital
Total CET 1 capital	$547,040	$532,829	$518,175	$511,344	$504,148
Total tier 1 capital	547,040	532,829	522,175	515,344	508,148
Total risk-based capital	561,944	544,479	535,441	529,230	523,053
Total risk-weighted assets	3,412,591	3,319,998	3,318,386	3,214,153	3,241,989

CITY HOLDING COMPANY AND SUBSIDIARIES
Loan Portfolio
(Unaudited) ($ in 000s)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2020	2019	2019	2019	2019

Residential real estate (1)	$1,629,578	$1,640,396	$1,643,416	$1,644,494	$1,625,647
Home equity - junior liens	146,034	148,928	150,808	150,676	152,251
Commercial and industrial	308,567	308,015	296,927	288,803	289,327
Commercial real estate (2)	1,470,949	1,459,737	1,431,983	1,378,116	1,436,190
Consumer	54,749	54,263	54,799	53,356	52,483
DDA overdrafts	3,173	4,760	4,638	3,922	3,424
Gross Loans	$3,613,050	$3,616,099	$3,582,571	$3,519,367	$3,559,322

Construction loans included in:
(1) - Residential real estate loans	$28,870	$29,033	$24,955	$23,673	$22,635
(2) - Commercial real estate loans	44,453	64,049	55,267	43,432	56,282

CITY HOLDING COMPANY AND SUBSIDIARIES
Asset Quality Information
(Unaudited) ($ in 000s)

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2020	2019	2019	2019	2019
Allowance for Loan Losses
Balance at beginning of period	$11,589	$13,186	$13,795	$14,646	$15,966

Charge-offs:
Commercial and industrial	(77)	(193)	(17)	(51)	—
Commercial real estate	(383)	(964)	(216)	(133)	(45)
Residential real estate	(483)	(226)	(194)	(230)	(137)
Home equity	(45)	(134)	(43)	(71)	(46)
Consumer	(55)	(338)	(279)	(184)	(376)
DDA overdrafts	(703)	(792)	(772)	(588)	(625)
Total charge-offs	(1,746)	(2,647)	(1,521)	(1,257)	(1,229)

Recoveries:
Commercial and industrial	9	581	43	5	135
Commercial real estate	203	10	7	575	32
Residential real estate	95	87	157	50	75
Home equity	47	—	—	—	—
Consumer	13	54	68	46	97
DDA overdrafts	451	393	363	330	419
Total recoveries	818	1,125	638	1,006	758

Net (charge-offs)/recoveries	(928)	(1,522)	(883)	(251)	(471)
Provision for (recovery of) credit losses	7,972	(75)	274	(600)	(849)
Impact of adopting ASC 326	5,760	—	—	—	—
Balance at end of period	$24,393	$11,589	$13,186	$13,795	$14,646

Loans outstanding	$3,613,050	$3,616,099	$3,582,571	$3,519,367	$3,559,322
Allowance as a percent of loans outstanding	0.68%	0.32%	0.37%	0.39%	0.41%
Allowance as a percent of non-performing loans	202.2%	98.6%	84.3%	115.3%	119.9%

Average loans outstanding	$3,608,868	$3,607,864	$3,544,548	$3,539,077	$3,576,984
Net charge-offs (recoveries) (annualized) as a percent of average loans outstanding	0.10%	0.17%	0.10%	0.03%	0.05%

CITY HOLDING COMPANY AND SUBSIDIARIES
Asset Quality Information, Continued
(Unaudited) ($ in 000s)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2020	2019	2019	2019	2019
Nonaccrual Loans
Residential real estate	$2,750	$3,393	$2,570	$2,354	$3,263
Home equity	249	531	469	161	41
Commercial and industrial	1,175	1,182	2,059	2,149	1,526
Commercial real estate	7,865	6,384	10,099	7,204	7,282
Consumer	1	—	—	—	1
Total nonaccrual loans	12,040	11,490	15,197	11,868	12,113
Accruing loans past due 90 days or more	26	267	452	94	106
Total non-performing loans	12,066	11,757	15,649	11,962	12,219
Other real estate owned	3,922	4,670	2,326	2,581	3,186
Total non-performing assets	$15,988	$16,427	$17,975	$14,543	$15,405

Non-performing assets as a percent of loans and other real estate owned	0.44%	0.45%	0.50%	0.41%	0.43%

Past Due Loans
Residential real estate	$7,815	$7,485	$6,859	$7,302	$7,972
Home equity	430	956	796	322	720
Commercial and industrial	71	458	526	166	101
Commercial real estate	1,021	1,580	1,276	1,026	1,414
Consumer	177	187	124	172	264
DDA overdrafts	467	730	626	487	535
Total past due loans	$9,981	$11,396	$10,207	$9,475	$11,006

Total past due loans as a percent of loans outstanding	0.28%	0.32%	0.28%	0.27%	0.31%

Troubled Debt Restructurings ("TDRs")
Residential real estate	$21,413	$21,029	$21,320	$22,373	$23,481
Home equity	2,294	3,628	3,034	3,062	3,018
Commercial and industrial	—	—	83	83	89
Commercial real estate	5,163	4,973	8,100	8,044	8,164
Consumer	184	—	—	—	—
Total TDRs	$29,054	$29,630	$32,537	$33,562	$34,752

CITY HOLDING COMPANY AND SUBSIDIARIES
Consolidated Average Balance Sheets, Yields, and Rates
(Unaudited) ($ in 000s)

	Three Months Ended
	March 31, 2020			December 31, 2019			March 31, 2019
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets:
Loan portfolio (1):
Residential real estate (2)	$1,780,473	$19,881	4.49%	$1,792,186	$20,135	4.46%	$1,806,233	$20,451	4.59%
Commercial, financial, and agriculture (2)	1,770,178	20,476	4.65%	1,755,775	20,371	4.60%	1,715,524	20,845	4.93%
Installment loans to individuals (2), (3)	58,217	863	5.96%	59,903	902	5.97%	55,227	840	6.17%
Previously securitized loans (4)	***	115	***	***	207	***	***	144	***
Total loans	3,608,868	41,335	4.61%	3,607,864	41,615	4.58%	3,576,984	42,280	4.79%
Securities:
Taxable	810,766	5,871	2.91%	790,317	5,925	2.97%	714,413	5,689	3.23%
Tax-exempt (5)	94,591	895	3.81%	94,248	900	3.79%	102,375	986	3.91%
Total securities	905,357	6,766	3.01%	884,565	6,825	3.06%	816,788	6,675	3.31%
Deposits in depository institutions	102,932	304	1.19%	92,579	298	1.28%	60,596	186	1.24%
Total interest-earning assets	4,617,157	48,405	4.22%	4,585,008	48,738	4.22%	4,454,368	49,141	4.47%
Cash and due from banks	70,763			66,351			64,688
Premises and equipment, net	77,368			76,998			78,220
Goodwill and intangible assets	120,091			120,510			122,605
Other assets	195,875			191,991			195,954
Less: Allowance for loan losses	(15,905)			(12,881)			(16,182)
Total assets	$5,065,349			$5,027,977			$4,899,653

Liabilities:
Interest-bearing demand deposits	$869,976	$468	0.22%	$872,639	$694	0.32%	$886,833	$933	0.43%
Savings deposits	1,005,829	700	0.28%	1,003,063	944	0.37%	947,337	1,066	0.46%
Time deposits (2)	1,365,268	6,070	1.79%	1,362,277	6,260	1.82%	1,368,465	5,768	1.71%
Short-term borrowings	209,010	464	0.89%	221,685	762	1.36%	237,616	1,052	1.80%
Long-term debt	3,340	100	12.04%	4,055	42	4.11%	4,053	48	4.80%
Total interest-bearing liabilities	3,453,423	7,802	0.91%	3,463,719	8,702	1.00%	3,444,304	8,867	1.04%
Noninterest-bearing demand deposits	852,384			838,192			788,109
Other liabilities	75,922			66,232			55,372
Stockholders' equity	683,620			659,834			611,868
Total liabilities and
stockholders' equity	$5,065,349			$5,027,977			$4,899,653
Net interest income		$40,603			$40,036			$40,274
Net yield on earning assets			3.54%			3.46%			3.67%

(1) For purposes of this table, non-accruing loans have been included in average balances and the following amounts (in thousands) of loan fees have been included in interest income:

Loan fees		$116			$152			$134

(2) Included in the above table are the following amounts (in thousands) for the accretion of the fair value adjustments related to the Company's acquisitions:
Residential real estate	$151	$159	$32
Commercial, financial, and agriculture	1,240	398	190
Installment loans to individuals	39	46	(6)
Time deposits	155	316	256
	$1,585	$919	$472

(3) Includes the Company’s consumer and DDA overdrafts loan categories.
(4) Effective January 1, 2012, the carrying value of the Company's previously securitized loans was reduced to $0.
(5) Computed on a fully federal tax-equivalent basis assuming a tax rate of approximately 21%.

CITY HOLDING COMPANY AND SUBSIDIARIES
Non-GAAP Reconciliations
(Unaudited) ($ in 000s)

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2020	2019	2019	2019	2019
Net Interest Income/Margin
Net interest income ("GAAP")	$40,415	$39,847	$40,537	$40,911	$40,066
Taxable equivalent adjustment	188	189	192	202	208
Net interest income, fully taxable equivalent	$40,603	$40,036	$40,729	$41,113	$40,274

Average interest earning assets	$4,617,157	$4,585,008	$4,503,502	$4,513,503	$4,466,495

Net Interest Margin	3.54%	3.46%	3.59%	3.65%	3.66%
Accretion related to fair value adjustments	(0.14)%	(0.08)%	(0.11)%	(0.08)%	(0.05)%
Net Interest Margin (excluding accretion)	3.40%	3.38%	3.48%	3.57%	3.61%

Tangible Equity Ratio (period end)
Equity to assets ("GAAP")	13.47%	13.11%	13.10%	12.89%	12.59%
Effect of goodwill and other intangibles, net	(2.09)%	(2.13)%	(2.17)%	(2.19)%	(2.22)%
Tangible common equity to tangible assets	11.38%	10.98%	10.93%	10.70%	10.37%

Return on Tangible Equity
Return on tangible equity ("GAAP")	20.6%	16.8%	17.0%	17.9%	17.7%
Impact of merger related expenses	—%	—%	—%	0.3%	0.1%
Impact of sale of VISA shares	(9.7)%	—%	—%	—%	—%
Return on tangible equity, excluding merger related expenses and sale of VISA shares	10.9%	16.8%	17%	18.2%	17.8%

Return on Assets
Return on assets ("GAAP")	2.29%	1.80%	1.81%	1.84%	1.76%
Impact of merger related expenses	—%	—%	—%	0.04%	0.02%
Impact of sale of VISA shares	(1.08)%	—%	—%	—%	—%
Return on assets, excluding merger related expenses and sale of VISA shares	1.21%	1.80%	1.81%	1.88%	1.78%